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                                                                     EXHIBIT 8.1


                       [Hallett & Perrin, P.C. Letterhead]


                               December 11, 2001


Brinker International, Inc.
6820 LBJ Freeway
Dallas, Texas  75240

         Re: FEDERAL INCOME TAX CONSIDERATIONS RELATING TO PUBLIC OFFERING OF $431,690,000 AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF ZERO COUPON CONVERTIBLE SENIOR DEBENTURES DUE 2021

Ladies and Gentlemen:

         We have acted as counsel to Brinker International, Inc., a Delaware corporation (the "Company"), in connection with (i) the issuance and sale by the Company of $431,690,000 aggregate principal amount at maturity of Zero Coupon Convertible Senior Debentures Due 2021 (the "Debentures") in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), and (ii) the filing of the Company's Registration Statement on Form S-3 to which this opinion is an Exhibit and the Prospectus forming a part thereof (the "Prospectus") with respect to the offer and sale of the Debentures and Common Stock of the Company issued upon conversion of the Debentures by the several Holders of the Debentures.

         We hereby confirm our opinion set forth under the caption "Certain Material United States Federal Income Tax Considerations" in the Prospectus.


                                       Very truly yours,

                                       /s/ Hallett & Perrin, P.C.